UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GEOVAX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	87-0455038 (I.R.S. Employer Identification Number)
1256 Briarcliff Road NE, Atlanta, Georgia 30306, (404) 727-0971
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert T. McNally, Ph.D.
President & Chief Executive Officer
GeoVax Labs, Inc.
1256 Briarcliff Road NE
Atlanta, Georgia 30306
(404) 727-0971
With a copy to:
T. Clark Fitzgerald III
Womble Carlyle Sandridge & Rice, PLLC
271 17th Street, NW, Suite 2400
Atlanta, Georgia 30363
(404) 879-2455
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this amendment no. 1 to registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-151491
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a	Smaller reporting company ☐
smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (333-151491) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.
     (a) Exhibits.

Exhibit
Number	Description

23.4	Consent of Porter Keadle Moore, LLP

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on April 2, 2009.

GEOVAX LABS, INC.
By:	/s/ Robert T. McNally Ph.D.
Robert T. McNally Ph.D.
President and Chief Executive Officer of GeoVax Labs, Inc., a Delaware corporation

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
* Donald G. Hildebrand	Director	April 2, 2009
* Andrew J. Kandalepas	Director	April 2, 2009
* Dean G. Kollintzas	Director	April 2, 2009
/s/ Robert T. McNally Robert T. McNally	Director President & Chief Executive Officer (Principal Executive Officer)	April 2, 2009
/s/ Mark W. Reynolds Mark W. Reynolds	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2009
* Harriet L. Robinson	Director	April 2, 2009
*	Director	April 2, 2009
John N. Spencer, Jr.
Peter M. Tsolinas	Director

* By:	/s/ Robert T. McNally
Robert T. McNally, Attorney-in-Fact